The Lazard Funds, Inc.

Sub-Item 77C (Matters submitted to a vote of security holders.)

A Joint Special Meeting of Shareholders of the Fund and Lazard Retirement Series, Inc. was held on October 20, 2017, to vote on the following proposals. The proposals received the required number of votes of shareholders and were adopted.

Proposal 1:
To elect each of Franci J. Blassberg, Trevor W. Morrison and Nathan A. Paul as a Fund Director.

Director		For		Withhold Authority
Franci J. Blassberg	1,322,185,144	18,431,907
Trevor W. Morrison	1,323,575,840	17,041,212
Nathan A. Paul		1,331,727,319	8,889,732

Proposal 2A:
To approve revising the Portfolios fundamental investment restrictions on issuing senior securities, borrowing and pledging or mortgaging its assets.

Portfolio		For		Against		Abstain
US Corporate Income 	54,986,470 	10,420 		29,798
US Short Duration
Fixed Income 		9,365,813 	0 		0
Global Fixed Income 	401,762 	0 		0

Proposal 2B:
To approve revising the Portfolios fundamental investment restrictions on purchasing or selling commodities or commodities contracts.

Portfolio		For		Against		Abstain
US Corporate Income 	54,855,897 	141,139 	29,652
US Short Duration
Fixed Income 		9,365,813 	0		0
Global Fixed Income 	401,762 	0 		0

Proposal 2C:
To approve revising the Portfolios fundamental investment restriction on purchasing securities on margin.

Portfolio		For		Against		Abstain
US Corporate Income 	53,340,173 	1,656,864 	29,652
US Short Duration
Fixed Income 		9,365,813 	0 		0
Global Fixed Income 	401,762 	0		0